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                                                                 Exhibit 7

To:  Family Golf Center, Inc.


The undersigned holder of ______ options (the "Options") to purchase Common Stock of MetroGolf Incorporated, a Colorado corporation (the "Company) hereby agrees that, in order to induce Family Golf Centers, Inc. and its subsidiary, Family Golf Acquisition, Inc. to enter in the Merger Agreement by and among Family Golf Centers, Inc., Family Golf Acquisitions, Inc. and MetroGolf Incorporated (the "Merger Agreement") that it will not, without the consent of Family Golf Centers, Inc., exercise such option prior to consummation of the Offer (as defined in the Merger Agreement) and that if the Options are exercised after consummation of the Offer, the undersigned irrevocably agrees to vote in favor of the Merger.

    IN WITNESS WHEREOF the undersigned has executed this letter agreement as of the 22nd day of December, 1997.

                             By:_______________________________________
                             Name:____________________________________